EXHIBIT 99.1	PRESS RELEASE DATED FEBRUARY 13, 2017

NanoViricides Reports the Company’s Director Dr. Boniuk Converted Series B
Debenture to Equity Effectively Raising $5M in New Equity for the Company

SHELTON, CONNECTICUT – February 13, 2017 -- NanoViricides, Inc. (NYSE MKT: NNVC), a global leader in the development of highly effective antiviral therapies based on a novel nanomedicines platform (the “Company"), reports today that a substantial portion of its Series B Convertible Debentures, with a maturity date of January 31, 2017, have been converted into restricted common stock, effectively retaining $5 million in cash for the Company.

The Company offered a conversion proposal to all holders of the Series B Convertible Debentures, with a total principal value of $6,000,000. An entity controlled by Dr. Boniuk and the Boniuk Charitable Foundation accepted the Company’s offer to convert debentures in the aggregate principal amount of $5,000,000. The remaining Debentures in the amount of $1,000,000 principal, with accrued interest as of the Maturity Date, will be repaid to the holders thereof in cash. The Holders had the right to demand repayment of the principal balance and interest in cash or convert to shares of Common Stock at the conversion rate of $3.50 per share, as per the original debenture agreement. Given the downward effects in general on pre-revenue biopharma company stock prices in the last couple of years, and in particular on NanoViricides stock price, the Company’s Board of Directors made a determination that it should offer a conversion price consistent with the recent stock price performance of NNVC stock. Director Dr. Milton Boniuk, a major debenture holder in Series B debentures, abstained from the voting.

The conversion price for the principal amount was $1.1533 representing the volume weighted average price of the Common Stock on the NYSE MKT from December 15, 2016 to January 30, 2017. This conversion price was a small premium of the closing bid price of the Common Stock on the Maturity Date of $1.1500.

“We have been able to add $5M to our cash with this conversion,” said Eugene Seymour, MD, MPH, CEO of the Company, adding, “We have obtained the best possible conversion deal for our shareholders, with no discounts, and essentially at-market conversion into restricted shares. At the same time, this conversion wipes out $6M of our liabilities, and retains $5M in cash, bolstering our capital position significantly as we move the Company towards human clinical trials.”

No agents were retained and no commissions or fees were paid for this conversion, other than usual attorneys’ fees. This transaction will appear as a subsequent event in the Company’s quarterly report for the period ending December 31, 2016.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including VZV, oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:

NanoViricides, Inc.

Eugene Seymour, MD MPH

info@nanoviricides.com